Exhibit 6
EXECUTION COPY
EXCHANGE AGREEMENT
     This Exchange Agreement (this “Agreement”) is made and entered into as of December 27, 2005, among iPayment Holdings, Inc., a Delaware corporation (“Parent”), Gregory S. Daily (“GSD”), and Carl A. Grimstad (“CAG”).
     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, iPayment MergerCo, Inc., a Delaware corporation (“MergerCo”), and iPayment, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, of even date herewith (the “Merger Agreement”), which provides, among other things, for the merger of MergerCo with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);
     WHEREAS, as of the date hereof, each of GSD and CAG is the beneficial owners of, and has the sole right to vote and dispose of, that number of shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), set forth opposite his name on Annex A hereto (such shares, the “GSD Shares” and “CAG Shares,” respectively);
     WHEREAS, certain other persons identified on Annex A (the “Daily Holders”) and Annex B (the “Stream Holders”) hereto are the beneficial owners of, and have the sole right to vote and dispose of, that number of shares of Common Stock set forth opposite such person’s name on Annex A hereto (such shares, the “Daily Shares”) and Annex B hereto (such shares, the “Stream Shares”), respectively;
     WHEREAS, GSD and CAG have agreed to contribute, or cause to be contributed, to Parent, immediately prior to the Effective Time and subject to the satisfaction of the conditions to closing set forth in the Merger Agreement, equity to Parent, in the form of Shares and/or cash, having a value of up to $206.6 million;
     WHEREAS, capitalized terms used herein and not otherwise defined will have the respective meanings attributed to them in the Merger Agreement.
     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties contained herein, the parties hereto agree as follows:
     1. Share Exchange.
     (a) Immediately prior to the Effective Time, (i) GSD will assign, transfer, convey and deliver the GSD Shares to Parent and, in exchange for such Shares, Parent will issue and deliver to GSD the number of shares of Parent common stock (“Parent Shares”) set forth opposite his name on Annex A hereto; (ii) CAG will assign, transfer, convey and deliver the CAG Shares to Parent and, in exchange for such Shares, Parent will issue and deliver to CAG the number of

Parent Shares set forth opposite his name on Annex A hereto; (iii) GSD will cause the Daily Holders to assign, transfer, convey and deliver the Daily Shares to Parent and, in exchange for such Shares, Parent will issue and deliver to each such Daily Holder the number of Parent Shares set forth opposite such Daily Holder’s name on Annex A hereto; (iv) CAG will cause one or more of the Stream Holders to assign, transfer, convey and deliver to Parent 170,500 of the Stream Shares and, in exchange for such Shares, Parent will issue and deliver to such Stream Holder(s) such number of Parent Shares as shall be agreed, but if not so agreed, based on the exchange ratio reflected in Annex A hereto; and (v) solely in the event, and to the extent, that additional equity is needed in order to satisfy the closing conditions under the financing agreements contemplated by the Commitment Letters, (x) CAG will cause one or more of the Stream Holders to assign, transfer, convey and deliver to Parent up to the remaining Stream Shares and (y) GSD and CAG will cause to be contributed to Parent additional equity in the form of either cash or Shares in an amount equal to up to $18,750,000 (with any Shares so contributed being valued for such purpose at $43.50 per Share), and, in each such case, in exchange for such Shares or other equity, Parent will issue and deliver to the person(s) contributing the same such number of Parent Shares as shall be agreed, but if not so agreed, based on the exchange ratio reflected in Annex A hereto.
     (b) All Shares delivered pursuant to paragraph (a) of this Section 1 are referred to herein as “Rollover Shares,” each such person delivering any such Shares is referred to as an “Investor,” and the exchange contemplated by paragraph (a) of this Section 1 (including the contribution of any cash pursuant to clause (v)(y) thereof) is referred to as the “Exchange.”
     (c) In the event that the Exchange is consummated but the Merger Agreement is terminated in accordance with its terms, then the Exchange will be void ab initio and deemed not to have occurred and each Investor will deliver to Parent the number of Parent Shares received by such person pursuant to paragraph (a) of this Section 1 and Parent will deliver to each Investor the Rollover Shares (and any cash) previously delivered by such Investor to Parent.
     2. Closing.
     (a) The closing of the transactions contemplated by this Agreement will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, immediately prior to the Closing under the Merger Agreement.
     (b) At the Closing, each Investor will deliver to Parent stock certificates duly endorsed for transfer to Parent, or accompanied by stock powers duly endorsed in blank, and representing the Rollover Shares, and Parent will deliver to each Investor (or such Investor’s nominee) the number of Parent Shares provided for herein or otherwise agreed to.
     3. Representations and Warranties of the Investors. GSD represents and warrants as to himself and each Daily Holder, and CAG represents as to himself and each Stream Holder, severally but not jointly, as follows:
     (a) Binding Agreement. GSD and CAG each has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Such Investor has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
     (b) Ownership of Shares. Such Investor is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which meaning will apply for all purposes of this Agreement) of, and has the sole power to vote and dispose of the number of shares of Common Stock set forth opposite such Investor’s name in Annex A hereto, free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares), except as may exist by reason of this Agreement, any agreement solely between the Investors or pursuant to applicable law. Except as provided for in this Agreement, the Merger Agreement or the other agreements contemplated hereby and thereby, there are no outstanding options or other rights to acquire from such Investor, or obligations of such Investor to sell or to dispose of, any of such shares.
     (c) No Conflict. Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of such Investor’s obligations hereunder will (a) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding to which such Investor is a party, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to such Investor’s Rollover Shares, or (b) require any material consent, authorization or approval of any person, entity or government entity, or (c) violate or conflict with any writ, injunction or decree applicable to such Investor or such Investor’s Rollover Shares.
     (d) Accredited Investor. Such Investor is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act.
     (e) Investor’s Experience. (A) Such Investor’s financial situation is such that the Investor can afford to bear the economic risk of holding the shares of Parent stock to be received by such Investor, (B) such Investor can afford to suffer complete loss of his investment in such shares of Parent stock, and (C) such Investor’s knowledge and experience in financial and business matters are such that the Investor is capable of evaluating the merits and risks of the Investor’s investment in such shares of Parent stock.
     (f) Investment Intent. Such Investor is acquiring the shares of Parent stock solely for the Investor’s own account for investment and not with a view to or for sale in connection with any distribution thereof. The Investor agrees that the Investor will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the shares of Parent stock (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of shares of Parent stock), except in compliance with (i) the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, (ii) applicable state and non-U.S. securities or “blue sky” laws and (iii) the provisions of this Agreement and any stockholders agreement entered into by the Investors.
     4. Conditions Precedent. The obligations of each Investor to consummate the transactions contemplated hereby are subject to the conditions set forth in Article VI of the Merger Agreement being satisfied or waived by the Company or Parent, as the case may be.
     5. Miscellaneous.
     (a) Binding Effect; Benefits. This Agreement will be binding upon the successors, heirs, executors and administrators of the parties hereto. Nothing in this Agreement, express or implied, is intended or will be construed to give any person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein. No party will have liability for any breach of any representation or warranty contained herein, except for any knowing or intentional breach thereof.

     (b) Amendments. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.
     (c) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof will be assignable by any Investor without the prior written consent of Parent.
     (d) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof).
     (e) Counterparts. This Agreement may be executed by facsimile and in two or more counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.
     (f) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.
     (g) Waiver. Any party to this Agreement may waive any condition to their obligations contained herein.
     (h) Termination. This Agreement will terminate on the earliest to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) an agreement of the parties hereto to terminate this Agreement. Termination will not relieve any party from liability for any intentional breach of its obligations hereunder committed prior to such termination.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

iPAYMENT HOLDINGS, INC.

By:	/s/ Gregory S. Daily

Name: Gregory S. Daily Title: President

GREGORY S. DAILY

/s/ Gregory S. Daily

CARL A. GRIMSTAD

/s/ Carl A. Grimstad

Annex A

Name of Investor	Rollover Shares	Parent Shares
Daily, Gregory S.	1,925,294	19,253
Grimstad, Carl A.	1,243,704	12,437
GSD Trust Partners, LLC	426,215	4,262
Daily Family Foundation	47,445	474
Daily Trust (Austin)	23,722	237
Daily Trust (Chase)	23,722	237
Daily Trust (Courtney)	23,722	237
Daily Trust (Grayson)	23,722	237

Annex B

Name of Investor	Rollover Shares
Stream Family Ltd. Partners	200,056
Stream III, Harold H.	142,334
Stream Miller, Sandra	94,889
M.G. Stream Trust — FBO Harold H Stream III	23,722
M.G. Stream Trust — FBO Sandra Gray Stream	23,722
M.G. Stream Trust — FBO William Gray Stream	23,723
Opal Gray Trust	72,384